Exhibit (g)(9)
Form of
LETTER AGREEMENT
January 14, 2014
Mr. Steven Bennett, Esq.
State Street Bank and Trust Company
Global Investor Services Group
2 Avenue de Lafayette LCC2S
Boston, Massachusetts 02111
Dear Mr. Bennett:
This letter is to notify you that Janus Aspen Series (the “Trust”) will change the name of Janus Aspen Protected Series – Growth to Janus Aspen Preservation Series – Growth, effective as of January 28, 2014.
The Trust requests confirmation that all references to Protected Series – Growth in the Amended and Restated Custodian Contract dated August 1, 2005, as amended, between the Trust and State Street Bank and Trust Company (“State Street”) (the “Custodian Contract”), shall be replaced with Janus Aspen Preservation Series – Growth.
Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one copy to the Trust and retaining one copy for your records.
JANUS ASPEN SERIES

By:
Stephanie Grauerholz-Lofton
Chief Legal Counsel, Vice President and Secretary
STATE STREET BANK AND TRUST COMPANY

By:

Agreed to this ____ day of ___________, 2014.